EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 14, 2008, with respect to the statements of condition including the related portfolio schedules of Dow Jones Large Cap Growth Strategy 2008-3, Dow Jones Large Cap Value Strategy 2008-3 and S&P Capital Management Strategy 2008-3 (included in Van Kampen Unit Trusts, Series 783) as of August 14, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-151949) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
August 14, 2008